Exhibit 99.1

Span-America Announces Termination of Hill-Rom Supply Contract

GREENVILLE, S.C.--(BUSINESS WIRE)--February 6, 2009--Span-America Medical Systems, Inc. (NASDAQ: SPAN) today announced that Hill-Rom Holdings, Inc. (NYSE: HRC) notified the Company that it will cancel its non-exclusive supply contract with Span-America effective April 6, 2009. The current contract provides for Span-America to sell certain lines of private-label support surfaces to Hill-Rom on a non-exclusive basis. The agreement is cancellable by either party for any reason with 60 days written notice.

“We have enjoyed an excellent partnership with Hill-Rom for a number of years, so we are disappointed to lose their business,” stated Jim Ferguson, president and chief executive officer of Span-America. “Our sales to Hill-Rom have trended down since last year, following the expiration in May 2008 of our original exclusive contract. We signed another agreement with them in July 2008 to continue some of the terms of the original contract, but we believe they are now in the process of reducing the number of products they offer in our support surface category as well as reducing the number of their suppliers for these products.

“Sales to Hill-Rom were approximately $1.2 million in the first quarter of fiscal 2009 and represented 12% of our medical sales or 9% of our total company sales in the first quarter,” continued Mr. Ferguson. “We believe our sales to Hill-Rom will decline to a minimal level over the next two months as the contract reaches the closing date. We plan to consume or sell our related inventory over this period and do not anticipate incurring any charge to earnings as a result of the agreement termination.

“We will continue to focus on growing our medical sales to offset the loss of the Hill-Rom business. We have a long history of success in expanding sales of our branded medical products, and we believe that trend will continue in fiscal 2009. Our sales should benefit from several new medical products that we intend to introduce this year, including a high-end bedside protection product called the Risk Manager™, a non-powered convertible therapeutic support surface, a new line of patient positioners, an advanced fabric for mattress covers and several important upgrades to our market-leading PressureGuard® product lines. We are also expecting growth in our custom products sales in the last half of fiscal 2009 as a result of a new consumer product placement with Sam’s Club.

“We will have to work hard to replace the lost Hill-Rom sales, but we have a number of excellent growth opportunities in the business. Our financial condition, cash flow and earnings remain strong, and we believe Span-America will perform comparatively well during the remainder of fiscal 2009,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the expected decline in future sales to Hill-Rom, which is one of our largest customers in the medical segment, (b) potential weakness in sales and earnings performance due to current economic conditions, (c) the loss of a key customer or distributor for our products, (d) the inability to achieve anticipated sales volumes of medical or custom products, (e) the potential for volatile pricing conditions in the market for polyurethane foam, (f) raw material cost increases, (g) the potential for lost sales due to competition from low-cost foreign imports, (h) changes in relationships with large customers, (i) the impact of competitive products and pricing, (j) government reimbursement changes in the medical market, (k) FDA regulation of medical device manufacturing, and (l) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877 ext. 6912